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                                                                     EXHIBIT G.1

                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
                                       AND
                    GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC

         AGREEMENT made as of this 25th day of November, 2002, by and between General Motors Investment Management Corporation (the "Adviser") and GMAM Absolute Return Strategies Fund, LLC, a Delaware Limited Liability Company (the "Company").

         WHEREAS, the Company is registered, or is in the process of registering, as a closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act") and engages in the business of acting as an investment adviser;

         WHEREAS, the Company desires to retain the Adviser to render investment advisory services and to provide certain administrative services to the investment portfolios of the Company identified on Schedule A hereto (each a "Fund"); and

          WHEREAS, the Adviser desires to be retained to perform such services on said terms and conditions;

         NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the Company and the Adviser agree as follows:

1.       Retention and Management.

         (a) The Company hereby retains the Adviser to act as its investment adviser and, subject to the supervision and control of the Board of Managers of the Company (the "Board"), to manage the investment activities of the Funds as hereinafter set forth. Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of each Fund in a manner consistent with the investment objective, policies, and restrictions of that Fund, as set forth in any registration statement for the Company and/or the Fund and as may be adopted from time to time by the Board, and applicable laws and regulations; determine the securities to be purchased, retained, sold, or otherwise disposed of by each Fund and the timing of any purchases, sales, and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Company and the Funds, as the Adviser shall deem necessary or appropriate.

         (b) The Adviser shall furnish to, or place at the disposal of, the Company such of the information, evaluations, analyses, and opinions formulated by or obtained by the Adviser in the discharge of its duties as the Company may, from time to time, reasonably request.

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         (c)     The Adviser hereby agrees to provide certain management,
administrative, and other services to the Company and the Funds. Notwithstanding the appointment of the Adviser to provide such services hereunder, the Board shall remain responsible for supervising and controlling the management, business, and affairs of the Company and the Funds.

         (d) The Adviser shall develop investment policies and guidelines to be utilized by it in investing on behalf of the Company and the Funds.

2. Authorization. Without limiting the generality of paragraph 1 hereof, the Adviser shall be authorized to open, maintain, and close accounts in the name and on behalf of the Funds with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers, or other financial intermediaries for the execution, clearance, or settlement of any transactions on behalf of the Funds on such terms as the Adviser considers appropriate and that are consistent with the policies of the Funds; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees, and other charges on behalf of the Funds as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of a particular Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws; to pursue and implement the investment policies and strategies of a Fund using a multi-manager strategy whereby some or all of the Fund's assets may be committed from time to time by the Adviser to investment funds managed by third parties and/or to the discretionary management of one or more subadvisers, provided that the selection of such subadvisers shall be subject to the approval of the Board and any conditions imposed by applicable law; and to identify appropriate investment funds and/or subadvisers and determine the assets to be committed to each such investment fund and/or subadviser.

3. Personnel. The Adviser shall maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Adviser or furnished to the Company and the Funds under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser or made available to the Adviser by its affiliates.

4. Delivery of Documents by the Company. The Company will, from time to time, furnish or otherwise make available to the Adviser such offering documents, financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Company and the Funds as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

5. Expenses. The Adviser will bear all of its own costs incurred in providing services under this Agreement. Each Fund assumes and shall pay or cause to be paid all expenses of that Fund and a pro rata share of Company expenses not expressly assumed by the Adviser under this Agreement, including without limitation:

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(a)      all investment related expenses, including, but not limited to, fees paid directly or indirectly to subadvisers and all costs and expenses related to portfolio transactions and positions for the Company's account including without limitation brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in investment funds;

(b) all costs and expenses associated with the organization and registration of the Company to the extent that such expenses are not borne by the initial member of the Company, certain offering costs and the costs of compliance with any applicable Federal or state laws;

(c) the costs and expenses of holding meetings of the Board of Managers and any meetings of members of the Company ("Members");

(d) all costs and expenses associated with tender offers relating to repurchases of Interests;

(e)      any non-investment related interest expenses;

(f)      recordkeeping, custody and escrow fees and expenses;

(g) fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Company or the Board of Managers including, without limitation, for purposes of preparing, updating and reviewing the Company's 1940 Act registration statement, offering document, and subscription agreement ("Offering Materials");

(h) the costs of printing the Offering Materials and distributing such Offering Materials to prospective investors;

(i) the costs of preparing and mailing reports and other communications to Members;

(j) fees and expenses of administrative service providers and the Fund's custodian;

(k) the costs of a fidelity bond and any liability insurance obtained on behalf of the Company or the Board of Managers;

(l) all expenses of computing each Fund's net asset value, including any equipment or services obtained for these purposes;

(m) all charges for equipment or services used in communicating information regarding the Company's transactions among the Adviser and the custodian or any other agent engaged by the Company; and

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(n)      such other types of expenses as may be approved from time to time by the Board of Managers.

6. Adviser's Representations and Warranties. The Adviser represents and warrants:

         (a) that it is duly registered and in good standing with the Securities and Exchange Commission as an investment adviser under the Advisers Act and agrees that it shall maintain such registration at all times during the term of this Agreement.

         (b) that it has completed, obtained, or performed all registrations, filings, approvals, authorizations, consents, and examinations required by any government or governmental authorities for the performance of the acts contemplated by this Agreement, and will maintain such status during the term of this Agreement.

         (c) that it shall maintain and enforce a code of conduct for its employees during the term of this Agreement that complies with the requirements of rule 17j-1 under the 1940 Act, as it may be amended from time to time, and agrees to provide the Company with a copy of such code of conduct and any amendments thereto.

         (d) that it has established procedures for voting proxies and shall deliver voting instructions to the Company's custodian with respect to such proxies in a timely fashion. The Adviser shall be responsible for obtaining all proxy materials from the custodian. The Adviser shall retain a record of its voting instructions with respect to all proxies and shall furnish a copy of its voting procedures and any changes thereto to the Company within 10 days of any such change.

7. Books and Records. In compliance with the requirements of rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Adviser further agrees to preserve for the periods proscribed by rule 31a-2 under the 1940 Act the records required to be maintained by rule 31a-1 under the 1940 Act.

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8.       Compensation. For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Adviser, and the Adviser will accept as full compensation therefor, a quarterly fee equal to the lesser of (i) the fee at the applicable annual rate set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Company and the Adviser. If the fee payable to the Adviser pursuant to this paragraph begins to accrue after the beginning of any quarter or if this Agreement terminates before the end of any quarter, the fee for the period from such date to the end of such quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full quarter in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund's net assets shall be computed in the manner specified in the Company's Registration Statement and the Company's Limited Liability Company Agreement for the computation of the value of the Company's net assets in connection with the determination of the net asset value of the Company's interests. The Adviser may, in its discretion or as required by applicable law, reimburse or offset the fees incurred by a Member that has a separate advisory or other fiduciary relationship with the Adviser or its affiliates.

9. Services Not Exclusive. The services of the Adviser to the Company are not to be deemed exclusive, it being understood that the Adviser performs investment advisory and management services for various other clients. The Company agrees that the Adviser may give advice and take action with respect to any of its other clients that may differ from advice given or from the timing or nature of actions taken with respect to the Company or any Fund.

10. Delivery of Documents by the Adviser. The Company acknowledges receipt from the Adviser more than forty-eight (48) hours prior to the execution of this Agreement of materials relating to the Adviser, including current copies of Parts I and II of Form ADV under the Advisers Act.

11. Limitation of Liability. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Notwithstanding the foregoing, nothing in this paragraph should be deemed to be a waiver or limitation of any rights the Company or any Fund may have under the federal securities laws.

12. Indemnification. To the fullest extent permitted by law, the Company shall, subject to Section 12(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an "indemnitee") against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Company, or the past or present performance of services to the Company in

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accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 12 are not to be construed so as to provide for indemnification of an indemnitee for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 12.

         (a) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 12(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking,
(ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee's failure to fulfill his, her or its undertaking, or (iii) a majority of the Managers (each, a "Manager," and collectively, the "Managers") of the Company who are not "interested persons" (as that term is defined in the 1940 Act) of the Company ("Independent Managers") (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

         (b) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Managers by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, indemnification shall be provided in accordance with Section 12(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Managers (excluding any Manager who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily

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available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Managers by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, or (ii) the Managers secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Managers to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office.

         (c) Any indemnification or advancement of expenses made in accordance with this Section 12 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Managers by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 12 it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this
Section 12 the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this
Section 12. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 12, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 12 shall be on the Company (or on any Manager acting derivatively or otherwise on behalf of the Company or its Managers).

         (d) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 12 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Manager shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

         (e) The rights of indemnification provided in this Section 12 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 12 shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

13. Duration and Termination. This Agreement shall become effective as of the date first noted above, shall remain in effect for an initial term expiring two years thereafter, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually in a manner consistent with the provisions of Section 15 of the 1940 Act. The Company may at any time, without payment of any penalty, terminate this

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Agreement upon sixty days' prior written notice to the Adviser, either by majority vote of the Board or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company. The Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Company. This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission.

14. Notice. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

15. Amendment of this Agreement. This Agreement may be amended only by the written agreement of the Company and the Adviser. Any amendment shall be required to be approved by the Board, in a manner consistent with the provisions of applicable law.

16. Controlling Law. This Agreement shall be construed in accordance with the internal law (and not the law of conflicts) of the State of New York.

17. Board Approval. The Company represents that this Agreement has been duly approved by the Board, including a majority of the Board members who are not "interested persons" of the Company, as that term is defined in the 1940 Act.

18. Parties to this Agreement. The parties to this Agreement agree that the obligations of the Company and the Funds under this Agreement shall not be binding upon any of the Managers, members of the Company or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company and the Funds.


19.      Miscellaneous.

         (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

Attest:                 GMAM Absolute Return Strategies Fund, LLC

                                        By: /s/ W. Allen Reed
                                            ---------------------
                                        Name:  W. Allen Reed
                                        Title: President

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Attest:                 General Motors Investment Management Corporation

                                   By: /s/ W. Allen Reed
                                       ----------------------------
                                   Name:  W. Allen Reed
                                   Title: President and Chief Executive Officer

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                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION
                                       AND
                    GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC
                             DATED NOVEMBER 25, 2002

Name of Fund                                   Compensation*

GMAM Absolute Return Strategy Fund I                Annual rate of one percent
                                                    (1.00%) of the net assets of
                                                    the Fund.

Attest:                 GMAM Absolute Return Strategies Fund, LLC

                                    By: /s/ W. Allen Reed
                                        ---------------------------
                                    Name:  W. Allen Reed
                                    Title: President

Attest:                 General Motors Investment Management Corporation

                                    By: /s/ W. Allen Reed
                                        ---------------------------
                                    Name:  W. Allen Reed
                                    Title: President and Chief Executive Officer

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*        All fees are paid quarterly.